April 27, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Zurich American Life Insurance Company (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statements on Form N-4 of ZALICO Variable Annuity Separate Account dated April 29, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

PricewaterhouseCoopers LLP, One North Wacker, Chicago, IL 60606

T: (312) 298 2000, F: (312) 298 2001, www.pwc.com/us

Attachment

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 31, 2021, PricewaterhouseCoopers LLP (“PwC”) resigned as ZALICO’s independent registered public accounting firm. PwC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2020 (“fiscal 2020”) 2019 (“fiscal 2019”) and 2018 (“fiscal 2018”) did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2020, fiscal 2019 and fiscal 2018, and in the subsequent interim period through May 31, 2021, (i) there were no disagreements with PwC (by analogy to term in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its reports; and (ii) there were no reportable events (as defined by analogy to Item 304(a)(1)(v) of Regulation S-K).

The Company provided PwC with a copy of the foregoing disclosures and requested that PwC provide a letter addressed to the SEC stating whether it agrees with such disclosures. A copy of PwC’s letter dated April 27, 2022 is filed as Exhibit (l)(3).

(b) Appointment of New Independent Registered Public Accounting Firm

Zurich Insurance Company, Ltd. appointed Ernst and Young LLP (“EY”) as the Company’s new independent registered public accounting firm effective June 1, 2021. The appointment was acknowledged by ZALICO’s Audit Committee.

For the two most recent fiscal years, and any subsequent interim period prior to engaging EY, ZALICO did not consult with EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of ZALICO and its registered separate accounts, and EY did not provide either a written report or oral advice to ZALICO that was an important factor considered by ZALICO in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

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